Pricing Supplement No. 16,195

Registration Statement Nos. 333-293641; 333-293641-01

Dated June 30, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Contingent Income Memory Auto-Callable Securities due July 3, 2031

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.

￭Contingent coupon. The securities will pay a contingent coupon (as well as any previously unpaid contingent coupons) but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no interest with respect to the related interest period.

￭Automatic early redemption. The securities will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any redemption determination date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments will be made on the securities once they have been automatically redeemed.

￭Payment at maturity. If the securities have not been automatically redeemed prior to maturity and the final level is greater than or equal to the downside threshold level, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) the stated principal amount at maturity. If, however, the final level is less than the downside threshold level, investors will lose 1% for every 1% decline in the level of the underlier over the term of the securities. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

￭The securities are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of losing a significant portion or all of their principal and the risk of receiving no coupons over the entire term of the securities. You will not participate in any appreciation of the underlier. Investors in the securities must be willing to accept the risk of losing their entire initial investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Aggregate principal amount:	$100,000
Underlier:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”)
Strike date:	June 30, 2026
Pricing date:	June 30, 2026
Original issue date:	July 6, 2026
Final observation date:	June 30, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	July 3, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$939.20 per security. See “Estimated Value of the Securities” on page 5.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$100,000	$1,000	$99,000

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $990 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026 Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Terms continued from the previous page
Automatic early redemption:

The securities are not subject to automatic early redemption until the first redemption determination date. If, on any redemption determination date, the closing level of the underlier is greater than or equal to the call threshold level, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been automatically redeemed.

The securities will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related redemption determination date.

First redemption determination date:	December 30, 2026. Under no circumstances will the securities be redeemed prior to the first redemption determination date.
Redemption determination dates:

December 30, 2026, January 29, 2027, February 26, 2027, March 30, 2027, April 30, 2027, May 28, 2027, June 30, 2027, July 30, 2027, August 30, 2027, September 30, 2027, October 29, 2027, November 30, 2027, December 30, 2027, January 31, 2028, February 29, 2028, March 30, 2028, April 28, 2028, May 30, 2028, June 30, 2028, July 31, 2028, August 30, 2028, September 29, 2028, October 30, 2028, November 30, 2028, December 29, 2028, January 30, 2029, February 28, 2029, March 29, 2029, April 30, 2029, May 30, 2029, June 29, 2029, July 30, 2029, August 30, 2029, September 28, 2029, October 30, 2029, November 30, 2029, December 31, 2029, January 30, 2030, February 28, 2030, March 29, 2030, April 30, 2030, May 30, 2030, June 28, 2030, July 30, 2030, August 30, 2030, September 30, 2030, October 30, 2030, November 29, 2030, December 30, 2030, January 30, 2031, February 28, 2031, March 31, 2031, April 30, 2031 and May 30, 2031, subject to postponement for non-trading days and certain market disruption events

Call threshold level:	3,482.19, which is 100% of the initial level
Early redemption payment:	The stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons
Early redemption dates:

January 5, 2027, February 3, 2027, March 3, 2027, April 2, 2027, May 5, 2027, June 3, 2027, July 6, 2027, August 4, 2027, September 2, 2027, October 5, 2027, November 3, 2027, December 3, 2027, January 4, 2028, February 3, 2028, March 3, 2028, April 4, 2028, May 3, 2028, June 2, 2028, July 6, 2028, August 3, 2028, September 5, 2028, October 4, 2028, November 2, 2028, December 5, 2028, January 4, 2029, February 2, 2029, March 5, 2029, April 3, 2029, May 3, 2029, June 4, 2029, July 5, 2029, August 2, 2029, September 5, 2029, October 3, 2029, November 2, 2029, December 5, 2029, January 4, 2030, February 4, 2030, March 5, 2030, April 3, 2030, May 3, 2030, June 4, 2030, July 3, 2030, August 2, 2030, September 5, 2030, October 3, 2030, November 4, 2030, December 4, 2030, January 3, 2031, February 4, 2031, March 5, 2031, April 3, 2031, May 5, 2031 and June 4, 2031

Contingent coupon:

A contingent coupon at an annual rate of 12.50% will be paid on the securities on each coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date; provided, however, in the case of any such payment of a previously unpaid contingent coupon, no additional interest shall accrue or be payable in respect of such unpaid contingent coupon from and after the end of the original interest period for such unpaid contingent coupon.

You will not receive payment for any unpaid contingent coupons if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date.

Coupon payment dates:

As set forth under “Observation Dates and Coupon Payment Dates” below. If any coupon payment date is not a business day, the coupon payment with respect to such date, if any, will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day. The coupon payment, if any, with respect to the final observation date shall be made on the maturity date.

Coupon barrier level:	2,089.314, which is 60% of the initial level*
Observation dates:	As set forth under “Observation Dates and Coupon Payment Dates” below, subject to postponement for non-trading days and certain market disruption events.
Payment at maturity per security:

If the securities have not been automatically redeemed prior to maturity, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable) a payment at maturity determined as follows:

•If the final level is greater than or equal to the downside threshold level:

stated principal amount

•If the final level is less than the downside threshold level:

stated principal amount × performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero.

Final level:	The closing level of the underlier on the final observation date
Downside threshold level:	2,089.314, which is 60% of the initial level*
Initial level:	3,482.19, which is the closing level of the underlier on the strike date

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Performance factor:	final level / initial level
CUSIP:	61781FS38
ISIN:	US61781FS382
Listing:	The securities will not be listed on any securities exchange.

*As necessary, calculated levels have been rounded to three decimal places.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
July 30, 2026	August 4, 2026
August 31, 2026	September 3, 2026
September 30, 2026	October 5, 2026
October 30, 2026	November 4, 2026
November 30, 2026	December 3, 2026
December 30, 2026	January 5, 2027
January 29, 2027	February 3, 2027
February 26, 2027	March 3, 2027
March 30, 2027	April 2, 2027
April 30, 2027	May 5, 2027
May 28, 2027	June 3, 2027
June 30, 2027	July 6, 2027
July 30, 2027	August 4, 2027
August 30, 2027	September 2, 2027
September 30, 2027	October 5, 2027
October 29, 2027	November 3, 2027
November 30, 2027	December 3, 2027
December 30, 2027	January 4, 2028
January 31, 2028	February 3, 2028
February 29, 2028	March 3, 2028
March 30, 2028	April 4, 2028
April 28, 2028	May 3, 2028
May 30, 2028	June 2, 2028
June 30, 2028	July 6, 2028
July 31, 2028	August 3, 2028
August 30, 2028	September 5, 2028
September 29, 2028	October 4, 2028
October 30, 2028	November 2, 2028
November 30, 2028	December 5, 2028
December 29, 2028	January 4, 2029
January 30, 2029	February 2, 2029
February 28, 2029	March 5, 2029
March 29, 2029	April 3, 2029
April 30, 2029	May 3, 2029
May 30, 2029	June 4, 2029
June 29, 2029	July 5, 2029
July 30, 2029	August 2, 2029
August 30, 2029	September 5, 2029
September 28, 2029	October 3, 2029
October 30, 2029	November 2, 2029
November 30, 2029	December 5, 2029
December 31, 2029	January 4, 2030
January 30, 2030	February 4, 2030
February 28, 2030	March 5, 2030
March 29, 2030	April 3, 2030
April 30, 2030	May 3, 2030
May 30, 2030	June 4, 2030
June 28, 2030	July 3, 2030
July 30, 2030	August 2, 2030
August 30, 2030	September 5, 2030
September 30, 2030	October 3, 2030
October 30, 2030	November 4, 2030
November 29, 2030	December 4, 2030
December 30, 2030	January 3, 2031
January 30, 2031	February 4, 2031
February 28, 2031	March 5, 2031
March 31, 2031	April 3, 2031
April 30, 2031	May 5, 2031
May 30, 2031	June 4, 2031
June 30, 2031 (final observation date)	July 3, 2031 (maturity date)

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Estimated Value of the Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. Our estimate of the value of the securities as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the securities will be automatically redeemed with respect to a redemption determination date, whether a contingent coupon is payable with respect to an observation date and how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the securities are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each redemption determination date. Whether you receive a contingent coupon will be determined by reference to the closing level of the underlier on each observation date. The payment at maturity will be determined by reference to the closing level of the underlier on the final observation date. The actual initial level, call threshold level, coupon barrier level and downside threshold level were determined on the strike date. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical coupon barrier level:	60.00, which is 60% of the hypothetical initial level
Hypothetical downside threshold level:	60.00, which is 60% of the hypothetical initial level
Contingent coupon:

12.50% per annum (corresponding to approximately $10.417 per interest period per security). The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent coupon of $10.417 is used in these examples for ease of analysis.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

How to determine whether the securities will be automatically redeemed with respect to a redemption determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Redemption Determination Date #1	40.00 (less than the call threshold level)	N/A
Hypothetical Redemption Determination Date #2	150.00 (greater than or equal to the call threshold level)

The stated principal amount + the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” below.

On hypothetical redemption determination date #1, because the closing level of the underlier is less than the call threshold level, the securities are not automatically redeemed on the related early redemption date.

On hypothetical redemption determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the securities are automatically redeemed on the related early redemption date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments are made on the securities once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each redemption determination date, the securities will not be automatically redeemed prior to maturity.

How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed):

	Closing Level of the Underlier	Payment per Security
Hypothetical Observation Date #1	95.00 (greater than or equal to the coupon barrier level)	$10.417
Hypothetical Observation Date #2	40.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #3	90.00 (greater than or equal to the coupon barrier level)	$10.417 + $10.417 = $20.834
Hypothetical Observation Date #4	25.00 (less than the coupon barrier level)	$0

On hypothetical observation date #1, because the closing level of the underlier is greater than or equal to the coupon barrier level, the contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #2, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #3, because the closing level of the underlier is greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to hypothetical observation date #3 as well as the previously unpaid contingent coupon with respect to hypothetical observation date #2.

On hypothetical observation date #4, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

If the closing level of the underlier is less than the coupon barrier level on each observation date, you will not receive any contingent coupons for the entire term of the securities.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Security
Example #1	140.00 (greater than or equal to the downside threshold level)

The stated principal amount + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the securities have not been previously automatically redeemed)” above.

Example #2	30.00 (less than the downside threshold level)	$1,000 × performance factor = $1,000 × (30.00 / 100.00) = $300.00

In example #1, the final level is greater than or equal to the downside threshold level. Therefore, investors receive at maturity the stated principal amount. Because the final level is also greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons. Investors do not participate in any appreciation of the underlier.

In example #2, the final level is less than the downside threshold level. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier. Moreover, because the final level is also less than the coupon barrier level, investors do not receive a contingent coupon with respect to the final observation date or any previously unpaid contingent coupons.

If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, you will be exposed to the negative performance of the underlier at maturity, and your payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the repayment of any principal. If the securities have not been automatically redeemed prior to maturity and the final level is less than the downside threshold level, the payout at maturity will be an amount in cash that is significantly less than the stated principal amount of each security, and you will lose an amount proportionate to the full decline in the level of the underlier over the term of the securities. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent coupon on a coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no coupon with respect to the applicable interest period. Any such unpaid contingent coupon will be paid on a subsequent coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. You will not receive payment for any such unpaid contingent coupon if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period. Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the related interest period based on the closing level of the underlier on the related observation date. As a result, you will not know whether you will receive the contingent coupon on a coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the closing level of the underlier on the observation dates, if the closing level of the underlier on any observation date is less than the coupon barrier level, you will not receive a contingent coupon with respect to the related interest period (or any previously unpaid contingent coupons), even if the closing level of the underlier was greater than or equal to the coupon barrier level on other days during that interest period.

￭Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the strike date to the final observation date, and the return on the securities will be limited to the contingent coupons that are paid with respect to the observation dates on which the closing level of the underlier is greater than or equal to the coupon barrier level. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent coupons.

￭The securities are subject to early redemption risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are automatically redeemed prior to maturity, you will receive no further payments on the securities, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed prior to the first redemption determination date.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the downside threshold level and/or coupon barrier level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the coupon barrier level on any observation date so that you will receive a contingent coupon with respect to the applicable interest period, or that the final level will be greater than or equal to the downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities, and, therefore, you are subject to our credit risk. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the securities in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is

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not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities are, absent an exception, expected to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

￭No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the underlier is based will be successful or that the underlier will outperform any alternative strategy that might be employed with respect to the futures contract. The underlier has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier. The level of the underlier will track the performance of an index from which no such decrement is deducted, and as a result, the underlier will underperform the tracked index in all cases. The level of the underlier may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the underlier will underperform the performance of an identical index without such a decrement feature.

￭The underlier is subject to risks associated with the use of significant leverage. At times, the underlier will use significant leverage in an effort to achieve its target volatility. When the underlier employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

￭The underlier may not be fully invested. The underlier is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the underlier’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the underlier’s exposure to the futures contract is less than 100%, the underlier will not be fully invested, and any uninvested portion will earn no return. The underlier may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlier is not fully invested.

￭The underlier was established on August 30, 2024 and therefore has very limited operating history. The performances of the underlier and some of the component data have been retrospectively simulated for the period from January 1, 2021 to August 29, 2024. As such, performance for periods prior to the establishment of the underlier has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. The methodology

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used for the calculation and retrospective simulation of the underlier has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlier prior to August 30, 2024 is hypothetical and back-tested, as the underlier did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlier with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlier rules would have caused the underlier to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlier might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlier will rise or fall. The actual future performance of the underlier may bear little relation to the historical or hypothetical back-tested levels of the underlier.

￭Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the securities. As the underlying index publisher for the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, S&P® Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the securities. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

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Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Historical Information

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Overview

Bloomberg Ticker Symbol: SPXF40D4

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index publisher with respect to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlier is subject to a 4.0% per annum daily decrement. For additional information about the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, see the information set forth in the accompanying index supplement.

The S&P 500® Index is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. The underlying index publisher with respect to the S&P 500® Index is S&P® Dow Jones Indices LLC, or any successor thereof. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The inception date for the underlier was August 30, 2024. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to August 30, 2024. Such data must be considered illustrative only.

The closing level of the underlier on June 30, 2026 was 3,482.19. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to June 30, 2026

*The red vertical line indicates August 30, 2024, which is the date on which the underlier was established. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons paid to Non-U.S. Holders as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Securities Principal at Risk Securities

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $990 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. In addition, selected dealers and their financial advisors may receive a structuring fee of up to $6.25 for each security from the agent or its affiliates. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Morgan Stanley or MSFL, the MSFL Senior Debt Indenture, the securities (together with the MSFL Senior Debt Indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 23, 2026, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on February 23, 2026.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.